   As filed with the Securities and Exchange Commission on September 22, 2000.
                                                    Registration No. 333_ ______
      ---------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF l933

                        GENERAL DATACOMM INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

         DELAWARE                                        06-0853856
(State or other jurisdiction of               (IRS Employer Identification No.)
incorporation or organization)

             Park Road Extension, Middlebury, Connecticut 06762-l299
                                 (203) 758-1811

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

           HOWARD S. MODLIN, ESQ., Weisman Celler Spett & Modlin, P.C.
            445 Park Avenue, New York, New York l0022 (2l2) 37l-5400
          (Name, address and telephone number, including area code, of agent for service).

Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. { }

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 4l5 under the Securities Act of l933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. {X}

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. { }

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. { }

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. { }


         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                         CALCULATION OF REGISTRATION FEE

                                                     Proposed                 Proposed
                                                     Maximum                  Maximum
                           Amount                    Offering                 Aggregate        Amount of
Title of Securities        to be                     Price                    Offering         Registration
to be Registered           Registered                Per Unit(1)              Price            Fee
----------------           ----------                -----------              -----            ---
Common Stock, par          3,000,000                 $5.75                    $17,250,000      $4,554
value, $.l0 per share

--------------

 (1) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee based upon the closing price of shares of the Registrant's common stock, par value $.l0 per share on September 21, 2000 on the New York Stock Exchange.

THIS INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 Subject to completion, dated September 22, 2000

                                3,000,000 Shares

                        General DataComm Industries, Inc.

                                  Common Stock

                           --------------------------

         This prospectus relates to 3,000,000 shares of common stock of General DataComm Industries, Inc. ("GDC") which may be sold by the Selling Stockholders named herein, from time to time.

         We will not receive any of the proceeds from the sale of shares of common stock acquired by the Selling Stockholders, although we have paid the expenses of preparing this prospectus and the related registration statement.

         The shares are being registered to permit the Selling Stockholder to sell the shares from time to time in the public market or through other means as described in the section entitled "Plan of Distribution" beginning on page 8. Our shares are traded on the New York Stock Exchange under the symbol "GDC". On September 21, 2000, the last reported sales price of our common stock was 5.75 per share.

                           ---------------------------
         Before purchasing any of the shares covered by this prospectus, carefully read and consider the risk factors in the section entitled "Risk Factors" beginning on page 5.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                       ----------------------------------








              The date of this prospectus is __________ ____, 2000

             Any broker-dealers, agents or underwriters who participate in the distributions of the shares for the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act") and any commission received by them or purchases by them of such shares at a price less than the initial price to the public may be deemed to be underwriting commissions or discounts under the Securities Act.

                                TABLE OF CONTENTS

                                                Page
About this Prospectus .................           2
Where You can Find More Information ...           2
Forward-Looking Statements ............           3
About General DataComm Industries, Inc.           4
Company Strategy ......................           4
Risk Factors ..........................           5
Use of Proceeds .......................           7
Selling Stockholders ..................           8
Plan of Distribution ..................           8
Description of Capital Stock ..........          10
Legal Matters .........................          17
Independent Accountants ...............          17

                              ABOUT THIS PROSPECTUS

             This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC"). The prospectus relates to shares of our common stock which the Selling Stockholders may sell from time to time.

             The shares have not been registered under the securities laws of any state or other jurisdiction as of the date of this prospectus. Brokers or dealers should confirm the existence of an exemption from registration or effectuate such registration in connection with any offer and sale of the shares.

             This prospectus describes various significant risk factors that you should consider before purchasing the shares. See "Risk Factors" beginning on page 5. You should read this prospectus together with the additional information described under the heading "Where You Can Find More Information."

                       WHERE YOU CAN FIND MORE INFORMATION

             Federal securities law requires us to file information with the SEC concerning our business and operations. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy these documents at the public reference facility maintained by the SEC at Judiciary Plaza, 450 Fifth Street, NW, Room 1024, Washington, DC 20549. You can also copy and inspect such reports, proxy statements and other information at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

             Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC's web site at http://www.sec.gov. You can also inspect our reports, proxy statements and other information at the offices of the New York Stock Exchange.

             The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and/or supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

         1.       Our Annual Report on Form 10-K for the year ended September
                  30, 1999.

         2. Our quarterly reports on Form 10-Q for the quarters ended December 31, 1999, March 31, 2000 and June 30, 2000.

         3.       Our current reports on Form 8-K dated May 17, 2000 and July
                  31, 2000.

         4. The Definitive Proxy Statement for the Annual Meeting of GDC on Schedule 14A, dated January 27, 2000.

             This prospectus is part of a registration statement we filed with the SEC (Registration No. 333-______). You may request a free copy of any of the above filings by writing or calling Vice President Business Development, General DataComm Industries, Inc., Park Road Extension, Middlebury, CT 06762-1299 (telephone number (203) 758-1811).

             You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the cover page of this prospectus or any supplement.

                           FORWARD-LOOKING STATEMENTS

             This prospectus and the other reports we have filed with the SEC contain "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words or phrases "intend", "expect", "may", "depend", "will ", "continue", and similar words and phrases are intended to identify such forward-looking statements. Such forward-looking statements are subject to various known and unknown risks and uncertainties and we caution you that any forward-looking information provided by or on behalf of GDC is not a guarantee of future performance. Our actual results could differ materially from those anticipated by such forward-looking statements due to a number of factors, some of which are beyond our control, in addition to those risks discussed in "Risk Factors" in this prospectus and in our other public filings, press releases and statements by our management, including the volatile and competitive nature of the data communications industries, rapid changing technology, regulatory requirements and changes in domestic and foreign economic and market conditions. All forward-looking statements are current only as of the date on which such statements were made. We do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

                     ABOUT GENERAL DATACOMM INDUSTRIES, INC.


         General DataComm Industries, Inc. was incorporated in 1969 under the laws of the State of Delaware.

         Based in Middlebury, Connecticut we are a worldwide provider of wide area networking and telecommunications products and services. We focus on providing multiservice provisioning solutions using ATM switching and multiservice access products. We design, market, install and maintain products and offer services that enable telecommunications common carriers, corporations, governments and other organizations to build, improve and more cost effectively manage their global telecommunications networks. In fiscal 1999, we completed a major reorganization of business operations that created two new independent operating divisions in the form of the Broadband Systems Division and the Network Access Division. VITAL Network Services, L.L.C. was established as a business unit in 1997 in addition to DataComm Leasing Corporation which was independently operated for many years.

         Our products and services are marketed throughout the world. We sell and lease our products primarily to common carriers (telephone and cable companies), corporations and governments through our own worldwide sales and service organizations as well as original equipment manufacturers (OEMs), system integrators, local distributor networks and value-added resellers. Internationally, we maintain subsidiary operations in Canada, the United Kingdom, Mexico, France, Singapore and Brazil. Sales and technical support offices are maintained by us in Sweden, Japan, Hong Kong, China and Argentina. In total, we manage a worldwide distribution network with representatives in more than 60 countries. International operations represented approximately 48% of our revenues in fiscal 1999 as compared to 50% in fiscal 1998. Our foreign operations are subject to all the risks inherent in international operations such as currency fluctuation and instability of governments.

         Our customer base includes:

                  - Local Exchange Carriers, including all Regional Bell Operating Companies and Bell Canada;

                  - Alternative Service Providers including Cignal Global Communications;

                  -        Interexchange Carriers including MCI Worldcom;

                  -        Corporate end users;

                  - Government entities including New York City Transit Authority, Commonwealth of Kentucky and the U.K. Ministry of Defense;

                  - International communications carriers such as France Telecom and Telecom New Zealand;

                  - Suppliers of central office switching equipment such as Lucent LM Technologies and LM Ericsson.

             No individual customer accounts for 10 percent or more of our consolidated revenue.

             Our executive offices are located at Park Road Extension, Middlebury, Connecticut, 06762-1299, and our telephone number is (203) 758-1811.

                                COMPANY STRATEGY

             Prior to December 1998, we operated with a horizontal structure with such functional organizations as marketing, sales and engineering operating across all of our product lines.

             In December 1998, we restructured our operations into distinct and independently managed strategic business units for specified groups of products and services. Each unit has been identified as a reportable segment as summarized below:

                  - The Broadband Systems Division ("BSD") has responsibility for the development, marketing and sale of broadband telecommunication products, including ATM products;

                  - The Network Access Division ("NAD") has responsibility for the development, marketing and sale of access telecommunication products, including frame relay and DSL products;

                  - Vital Network Services, L.L.C. offers a broad range of network services, including an expansion into professional network design and consulting services.

                  - DataComm Leasing Corporation offers BSD and NAD customers the opportunity to lease rather than purchase products.

             Each business unit is comprised of a general manager and dedicated marketing, sales, product development and finance functions ("Strategic Business Unit [SBU] management teams"). As a result our business units are more focused on products, sales channels and technologies unique to each SBU and are streamlined to maximize time-to-market, product performance and customer satisfaction. Our new SBU management teams have responsibility for their respective operating results.

             To minimize the cost of certain support functions, including, among others, marketing services, information technology, specific finance functions, human resource management and facilities maintenance, our support operations are centralized and provide their respective services to all business units.

             As part of our new business strategy, we have sold, are holding for sale and/or closed operations not considered strategic to the four (4) business units discussed above.


                                  RISK FACTORS

             In this Section we highlight the significant risks associated with our business and operations. Investing in our common stock involves a high degree of risk. You should be able to bear a complete loss of your investment. To understand the level of risk, you should completely consider the following risk factors, as well as the other information found in this prospectus, when evaluating an investment in the shares.

WE HAVE INCURRED OPERATING LOSSES FOR THE LAST TWENTY-THREE QUARTERS AND EXPECT TO INCUR NET LOSSES FOR THE FORESEEABLE FUTURE. We incurred net losses of $22.6 million for the year ended September 30, 1999, $33.4 million for the year ended September 30, 1998 and $42.8 million for the year ended September 30, 1997. For the nine (9) months ended June 30, 2000 we incurred a net loss of $26.2 million (unaudited). As of September 30, 1999 and 1998 our accumulated deficit was $127.5 million and $103.1 million, respectively and $155 million as of June 30, 2000 (unaudited). We expect to continue to incur significant operating expenses and losses. While we have continued to manage and reduce our expenses, we will need significant revenue growth to achieve and maintain profitability. We cannot guarantee that we will generate sufficient revenues to achieve and maintain profitability. Even if we do achieve profitability, we cannot guarantee we can sustain or increase profitability on a quarterly or annual basis in the future. If revenues grow slower then we anticipate, our business, results of operation and financial condition will be materially and adversely affected and our available cash and credit reduced, and some customers may be concerned with respect to our ability to support our products.

WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL FUNDING. Until we are profitable, we will require substantial additional funds to continue our research and development and market our products and services. If we continue to sustain losses we may not be in compliance with relevant covenants and other provisions in our revolving credit and term loan facility which requires, among other things, maintaining net worth, as defined therein, at more than $10,018,000 at the end of any quarter. Our net worth as computed under such facility at the end of the June 30, 2000 quarter amounted to $18.4 million ($38.4 million at June 30, 2000, on a pro Forma basis, to reflect the sale of $5 million of our 5% Cumulative Convertible Preferred Stock ("5% Preferred Stock") and the sale of $15 million of our common stock to the Selling Stockholders on July 31, 2000 and September 13, 2000, respectively). If we do not comply with such covenants and if a waiver or amendment is not obtained, we may not be able to borrow funds under such loan facility and such lenders could accelerate the due dates under such loan facility. In such case, as well as for additional cash needs, we intend to seek such funding through sales under public or private financings and/or sales of business units if deemed by us appropriate. There can be no assurance that additional financing will be available, or if available, that such additional financing will be available on terms acceptable to us or that we will be able to sell any business unit or the amount of proceeds from any such transaction. Furthermore, if we do default on our obligations under the loan facility it could result in the required prepayment before maturity of other debt.

WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY. Each of the segments of the telecommunications and networking industries is intensely competitive. Many of our current and prospective competitors have greater name recognition, a larger installed base of networking products, more extensive engineering, manufacturing, marketing, distribution and support capabilities and greater financial, technological and personnel resources. Many of the participants in the networking industry have targeted our segments. Each competitor offers a unique solution and all are formidable competitors. We are not anticipating growth in market share for our ATM-based products and we may not be able to maintain our share.

THE TRADING PRICE OF OUR COMMON STOCK HAS BEEN VOLATILE. The trading price of our common stock has fluctuated widely in response to quarter-to-quarter operating results, industry conditions, awards of orders to us or our competitors, new product or product development announcements by us or our competitors, and changes in earnings estimates by analysts and from time to time the volatile nature of equity markets. Any shortfall in revenue or earnings from expected levels could have an immediate and significant adverse effect on the trading price of our common stock in any given period. As a result of this volatility, it may be difficult for an investor to make an investment decision with respect to our common stock or other securities. There can be no assurance that the volatility of the price of our common stock will diminish at any time in the near future. In addition, the volatility of the stock markets in recent years has caused wide fluctuations in trading prices of stock of high technology companies independent of their individual operating results.

WE HAVE A CONCENTRATION OF OWNERSHIP AND OUR CHARTER CONTAINS ANTI-TAKEOVER PROVISIONS WHICH MAY DISCOURAGE A POSSIBLE TAKEOVER. As of June 30, 2000, Mr. Charles P. Johnson, our Chairman of the Board and Chief Executive Officer, and all of our directors and executive officers as a group, beneficially own, directly or indirectly, 73.6% and 92.3%, respectively, of our Class B Stock and 2.3% and 7.2%, respectively, of our common stock. Our Restated Certificate of Incorporation ("Charter") contains various provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock, thus making it less likely that a shareholder will receive a premium in any sale of shares, in that:

                  - We can issue preferred stock with rights senior to those of the common stock and impose various procedural and other requirements which could make it more difficult for stockholders to effect certain corporate actions;

                  - our Board of Directors is divided into three classes, each of which serves for a staggered three-year term, making it more difficult for a third party to gain control of our Board;

                  - the holders of our Class B Stock have, under certain circumstances, greater voting power in the election of directors. Since the holders of common stock and Class B Stock vote separately as a class on all matters requiring an amendment to our Charter as well as on mergers, consolidations and certain other significant transactions for which stockholder approval is required under Delaware law, Mr. Johnson individually and the executive officers and directors as a group could veto any such transactions. See "Description of Capital Stock".

WE ARE UNLIKELY TO PAY CASH DIVIDENDS. We have never declared or paid any cash dividends on our common or Class B stock. In addition, the terms of our loan and security agreement prohibit us from paying cash dividends on our common stock, Class B Stock or any class of Preferred or common stock except we are permitted to pay cash dividends with respect to our outstanding 9% Cumulative Convertible Exchangable Preferred Stock (the 9% Preferred Stock") so long as we have excess availability of at least $1,000,000 under such loan and security agreement. As a result, it is not anticipated that cash dividends will be paid in the foreseeable future on our common stock.

IN ORDER TO COMPETE SUCCESSFULLY, WE MUST KEEP PACE WITH THE RAPID CHANGES INVOLVING TECHNOLOGY. Our business is subject to rapid technological advances, changes in customer requirements and frequent new product, feature and service introductions and enhancements. Our future success will depend upon our ability to enhance our proposed product and services and to timely develop and introduce new products, features and services that keep pace with technological developments, encompass changing customer requirements and achieve customer acceptance. Any failure on our part to anticipate or respond adequately to technological developments and customer requirements, or any significant delays in product development or introduction as well as delays in deployment because of the extended cycle to prove ease of use, functionality, predictability, manageability and cost benefit could result in a loss of competitiveness, revenues, profit margin and/or market share as well. There is no assurance that the products or product enhancements which we develop will achieve market acceptance or that we will retain key employees.

WE MUST TIMELY DELIVER OUR PRODUCTS. Our products are manufactured by our manufacturing and outsource partners. Failure of any of these third parties to timely deliver products or meet quality requirements could adversely affect our cash flow, customer relationships, and profitability.

                                 USE OF PROCEEDS

             The Selling Stockholders will receive all of the proceeds from the sale of the common stock offered by this prospectus.

                              SELLING STOCKHOLDERS

         We will issue 3,000,000 shares of our common stock on September 29, 2000 to the Selling Stockholders pursuant to a Share Purchase Agreement dated September 12, 2000 following the listing of such shares on the New York Stock Exchange. Of the $15 million of proceeds, $5,250,000 are reserved to redeem our 5% Preferred Stock.

Name of Selling      Shares of Common        Shares Registered         Number of Shares of       Percentage of Out-
Stockholder          Stock Owned             Hereby                    Common Stock Owned        standing Common Stock
                     Prior to Offering                                 After Offering (1)        Owned After Offering
-----                -----------------      -------------------        ------------------        ---------------------
State of Wisconsin   5,307,500               3,000,000                 2,307,500                 8.4%
Investment Board

1. Assumes that all 3,000,000 shares of common stock offered hereby are sold and the Selling Stockholders do not acquire any additional shares of common stock before completion of the offering.


                              PLAN OF DISTRIBUTION

         The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares of common stock except as limited by the Share Purchase Agreement.

         - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         - an exchange distribution in accordance with the rules of the applicable exchange;

         -        privately negotiated transactions;

         - broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

         -        a combination of any such methods of sale; and

         -        any other method permitted pursuant to applicable law.

         The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         The Selling Stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a Selling Stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

         Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         Because the Selling Stockholders may be deemed to be "underwriters," the Selling Stockholders will be subject to prospectus delivery requirements under the Securities Act. In addition, in the event of a "distribution" of securities, the Selling Stockholders, any selling broker-dealer and any "affiliated purchasers" may be subject to Regulation M under the Exchange Act, which prohibits certain activities for the purpose of pegging, fixing or stabilizing the price of securities in connection with an offering.

         Except as otherwise provided by the Registration Rights Agreement pursuant to which this registration statement is being filed, the Company is required to pay all fees and expenses incident to the registration of the shares of common stock, including fees and disbursements of counsel to the Selling Stockholders (not to exceed $15,000 in the aggregate) and excluding all discounts, commissions and other similar expenses paid to brokers, dealers, agent and others. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act in connection with untrue statements or omissions of material facts in this prospectus.

                          DESCRIPTION OF CAPITAL STOCK

         Our current authorized capital consists of 50,000,000 shares of common stock, par value $.10 per share, 10,000,000 shares of Class B Stock, par value $.10 per share and 3,000,000 shares of Preferred Stock, par value $1.00 per share.

         The Board of Directors is authorized pursuant to our Charter to provide for the issue of the shares of Preferred Stock in one or more series with such rights as the Board of Directors may determine.


COMMON STOCK

         The holders of shares of our common stock are entitled to one vote per share on all matters submitted to stockholders. They are also entitled to vote separately as a class as are the holders of shares of the Class B Stock on all matters requiring an amendment to our Charter as well as on mergers, consolidations and certain other significant transactions for which stockholder approval is required under Delaware law. Holders of the common stock do not have preemptive rights or cumulative voting rights.

         Dividends on our common stock will be paid if, and when, declared. However, if a cash dividend is paid in respect of the common stock, a cash dividend must also be paid on the Class B Stock in an amount per share of Class B Stock equal to 90% of the amount of the cash dividends paid on each share of the common stock. Otherwise, however, our common stock and the Class B Stock rank equally as to dividends.

         We have never paid cash dividends on the common stock or Class B Stock and cash dividends, except as provided for in our loan and security agreement allowing payment of dividends on our 9% Preferred Stock, are not permitted by our loan and security agreement. Stock dividends on and stock splits of common stock will only be payable or made in shares of common stock.

         Upon our liquidation, dissolution or winding up of our affairs, the holders of our common stock and Class B stock, sharing ratably as one class, are entitled to receive the entire net assets of the Company remaining after payment of all debts and other claims of creditors and after the holders of each series of preferred stock, if any, have been paid the preferred liquidating distribution on their shares, if any, as fixed by our Board of Directors. The common stock is not convertible into shares of any other equity security of GDC.

         Our common stock is freely transferable.

CLASS B STOCK

         The holders of shares of our Class B Stock are entitled to one vote per share on all matters submitted to stockholders except that they are entitled to ten votes per share under certain circumstances in the election of directors. They are also entitled to vote separately as a class as are the holders of shares of common stock on all matters requiring an amendment to our Charter as well as on mergers, consolidations and certain other significant transactions for which stockholder approval is required under Delaware law. Holders of our Class B Stock do not have preemptive rights or cumulative voting rights.

         Dividends on our Class B Stock will be paid only as and when dividends on the common stock are declared and paid. Moreover, if a cash dividend is paid in respect of the common stock, a cash dividend must also be paid on the Class B Stock in an amount per share of Class B Stock equal to 90% of the amount of the cash dividends paid on each share of common stock. Otherwise, however, the common stock and the Class B Stock rank equally as to dividends. Stock dividends on and stock splits of Class B Stock will only be payable or made in shares of Class B Stock.

         In the event of our liquidation or insolvency, the holders of Class B Stock and common stock share ratably in the assets remaining after payment of all debts and other claims of creditors, subject to the rights of any preferred stock which may be issued in the future.

         Holders of our Class B Stock may elect at any time to convert any of or all such shares to shares of our common stock on a share-for-share basis. In the event that the number of outstanding shares of Class B Stock falls below 5% of the aggregate number of issued and outstanding shares of common stock and Class B Stock, or the Board of Directors and holders of a majority of the outstanding shares of Class B Stock approve the conversion of the Class B Stock into common stock, then the Class B Stock will automatically be converted into shares of common stock. In the event of such conversion, certificates formerly representing outstanding shares of Class B Stock will thereafter be deemed to represent the number of shares of common stock corresponding to the number of shares of Class B Stock thus converted.

         The Class B Stock is not transferable except to certain family members and related entities of the holder thereof.

SPECIAL VOTING REQUIREMENTS

         Our Charter contains a provision requiring a two-thirds vote on any merger or consolidation or any sale or other disposition of all or substantially all of our assets. It also contains a "fair price" provision requiring all stockholders to receive equal treatment in the event of a takeover which may be coercive. This "fair price" provision may not be amended except by a four-fifths vote of the stockholders and may be considered to have the effect of discouraging tender offers, takeover attempts, acquisitions or business combinations involving us. That provision also requires that business combinations involving us and certain "Acquiring Persons", who are any persons or entities which directly or indirectly own or control at least 5% of our voting stock, be approved by the holders of four-fifths of our outstanding shares entitled to vote (other than shares held by an Acquiring Person with which or by or on whose behalf a business combination is proposed) unless such business combination either:

                  - Has been authorized by our Board of Directors prior to the time that the Acquiring Person involved in such business combination became an Acquiring Person; or

                  - will result in the receipt by our other stockholders of a specified minimum amount and form of payment for their shares.


ANTI-TAKEOVER STATUTE

         Section 203 of the Delaware General Corporation Law ("Delaware Section 203") is applicable to corporate takeovers in Delaware. Subject to certain exceptions set forth therein, Delaware Section 203 provides that a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder unless:

                  - Prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

                  - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares); or

                  - on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

         An interested stockholder is defined to include any person who, together with affiliates and associates, owns, or within the prior three (3) years did own, 15% or more of the corporation's voting stock. Delaware Section 203 could make it more difficult for an "interested stockholder" to effect various business combinations with a corporation for a three-year period although the stockholders may, by adopting an amendment to the corporation's certificate of incorporation or by-laws, elect not to be governed by this section, effective twelve months after adoption. Our Charter and By-laws do not exclude us from the restrictions imposed under Delaware Section 203.

PREFERRED STOCK - GENERAL

         Preferred Stock, including our 5% Preferred Stock and 9% Preferred Stock, may be issued in one or more series from time to time by action of our Board of Directors. The shares of any series of Preferred Stock may be convertible into our common stock, may have priority over the common stock and Class B Stock in the payment of dividends and as to the distribution of assets in the event of our liquidation, dissolution or winding up and may have preferential or other voting rights, in each case, to the extent, if any, determined by our Board of Directors at the time it creates the series of Preferred Stock. The 5% Preferred Stock and 9% Preferred Stock are our only classes of Preferred Stock outstanding.

5% PREFERRED STOCK

         We have outstanding 200,000 shares of 5% Preferred Stock. The 5% Preferred Stock has a liquidation preference of $25.00 per share and ranks as to dividends and liquidation prior to the common stock and on a parity with the 9% Preferred Stock. The 5% Preferred Stock is fully paid and nonassessable. Holders of 5% Preferred Stock do not have any preemptive rights. The 5% Preferred Stock is not subject to any sinking fund or other obligation to redeem or retire such stock except it will automatically convert into common stock two (2) years from issuance on July 31, 2002 unless extended for failure of the underlying shares of common stock to be registered.

         Holders of shares of our 5% Preferred Stock will be entitled to receive, when, if and as declared by our Board of Directors out of our funds legally available for payment, dividends at the annual rate of 5% or $1.25 per share. Dividends are payable quarterly in arrears on January 31, April 30, July 31, and October 31 of each year. Dividends on the 5% Preferred Stock are cumulative from the date of original issue and at the option of the Board of Directors are payable in common stock or cash.

         So long as our 5% Preferred Stock is outstanding, we may not declare or pay any dividend on common stock or other stock ranking junior to or on a parity with the 5% Preferred Stock or acquire common stock or any other stock ranking junior to or on a parity with the 5% Preferred Stock (except by conversion into or exchange for any stock ranking junior to the 5% Preferred Stock), unless the full cumulative dividends on the 5% Preferred Stock have been paid, or contemporaneously are declared and paid, through the last dividend payment date. Should dividends not be paid in full on the 5% Preferred Stock, and any other preferred stock ranking on a parity as to dividends with the 5% Preferred Stock, all dividends declared on the 5% Preferred Stock and any other preferred stock ranking on a parity as to dividends with the 5% Preferred Stock will be declared pro rata, so that the amount of dividends declared per share on the 5% Preferred Stock and such other preferred stock will bear to each other the same ratio that accumulated dividends per share on the shares of 5% Preferred Stock and such other preferred stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the 5% Preferred Stock which may be in arrears. The 5% Preferred Stock and our 9% Preferred Stock are on a parity.

         We are not currently permitted by our principal loan agreement to pay cash dividends on the 5% Preferred Stock, so it is intended all such dividends will be payable in shares of common stock registered under another prospectus.

         The holders of our 5% Preferred Stock are entitled at any time to convert the shares of the 5% Preferred Stock into common stock at the conversion price of $5.00 per share, subject to adjustment, or presently 5 shares of common stock for each share of 5% Preferred Stock, except that, with respect to shares of the 5% Preferred Stock called for automatic conversion or redemption, conversion rights will expire at the close of business on the redemption date, unless with respect to redemption, we default in payment of the redemption price.

         The conversion price is subject to potential adjustment on six reset dates commencing January 31, 2001 and each three (3) months thereafter if the trading price of our common stock is less than the conversion price then in effect based on the average closing price for ten (10) trading days preceding the reset date. There is an earlier reset date following release of our September 30, 2000 quarter results if our net worth falls below a formula. Subject to consent under our revolving credit and term loan facility we have the right to redeem some or all of the 5% Preferred Stock at 105% of the redemption price of $25.00 per share plus accumulated and unpaid dividends in order to avoid the reset by written notice given at least 15 days prior to the reset date. If we fail to redeem the shares on any reset date for which we have given notice of redemption, we will lose the right to repurchase the shares for any future reset date if there is an adjustment.

         In the event of our voluntary or involuntary liquidation, dissolution or winding-up, the holders of shares of the 5% Preferred Stock will be entitled to receive, out of the assets available for distribution to stockholders, before any distribution or payment is made to holders of common stock or any other stock ranking junior upon liquidation to the 5% Preferred Stock, liquidating distributions in the amount of $25.00 per share plus all accumulated and unpaid dividends to the date of liquidation.

         Subject to consent under our revolving credit and term loan facility, we have the right to redeem the 5% Preferred Stock at $25.00 per share plus any accumulated and unpaid dividends, on no less than 30 days and no more than 60 days notice if we sell assets or one or more business units for net proceeds of $50 million or more or sell securities in an underwritten public offering in excess of $50 million and a registration statement is in effect for the shares of common stock into which the 5% Preferred Stock is convertible.

         We also have the right by no less than 30 days nor more than sixty (60) days written notice to cause the 5% Preferred Stock to be automatically convertible into common stock if the closing price (as defined) of the common stock has equaled or exceeded 125% of the conversion price then in effect for at least 20 trading days within 30 consecutive trading days ending within five trading days before notice of conversion is mailed, and a registration statement is in effect for the shares of common stock to be issued.

         Unless full cumulative dividends on all outstanding shares of our 5% Preferred Stock and any other preferred stock ranking on a parity with the 5% Preferred Stock have been or contemporaneously are declared and paid for all past dividend periods, the 5% Preferred Stock may not be redeemed and we may not purchase or otherwise acquire any shares of the 5% Preferred Stock.

         If we are to be merged into another corporation, the holders of the 5% Preferred Stock will have the option by written notice given with fifteen (15) days after receipt of notice of the stockholders meeting called to approve the merger to either convert their 5% Preferred Stock into our common stock at the then conversion price or require the surviving corporation to redeem our 5% Preferred Stock at 125% of its liquidation value. If such option is not exercised, the 5% Preferred Stock will automatically convert into our common stock at the end of the fifteen (15) day period.

         Except as required by the Delaware General Corporation Law, the holders of 5% Preferred Stock will not be entitled to vote.

         The approval of the holders of at least a majority of the shares of the 5% Preferred Stock then outstanding will be required to amend, alter or repeal any of the provisions of the Charter or the Certificate of Designation or to authorize any reclassification of the 5% Preferred Stock, in either case so as to affect adversely the preferences, special rights or privileges or voting power of the 5% Preferred Stock, either directly or indirectly. A similar majority vote of the holders of the shares of the 5% Preferred Stock then outstanding is required:

                  - to authorize or create any class of stock senior to the 5% Preferred Stock as to dividends or distributions upon liquidation or;

                  - to create, issue or increase the authorized number of shares of any series of our authorized preferred stock ranking senior to the 5% Preferred Stock as to dividends or distributions upon liquidation; or

                  -        to authorize additional shares of 5% Preferred Stock.

9% PREFERRED STOCK

         We have outstanding 787,900 shares of 9% Preferred Stock. The 9% Preferred Stock has a liquidation preference of $25.00 per share and ranks as to dividends and liquidation prior to the common stock and on a parity with the 5% Preferred Stock. The 9% Preferred Stock is fully paid and nonassessable. Holders of 9% Preferred Stock do not have any preemptive rights. The 9% Preferred Stock is not subject to any sinking fund or other obligation to redeem or retire such stock. Unless converted, redeemed or exchanged, the 9% Preferred Stock will remain outstanding indefinitely.

         Holders of shares of our 9% Preferred Stock will be entitled to receive, when, if and as declared by our Board of Directors out of our funds legally available for payment, cash dividends at the annual rate of 9% or $2.25 per share. Dividends are payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year. Dividends on the 9% Preferred Stock are cumulative from the date of original issue.

         So long as our 9% Preferred Stock is outstanding, we may not declare or pay any dividend on common stock or other stock ranking junior to or on a parity with the 9% Preferred Stock or acquire common stock or any other stock ranking junior to or on a parity with the 9% Preferred Stock (except by conversion into or exchange for our stock ranking junior to the 9% Preferred Stock), unless the full cumulative dividends on the 9% Preferred Stock have been paid, or contemporaneously are declared and paid, through the last dividend payment date. Should dividends not be paid in full on the 9% Preferred Stock, and any other preferred stock ranking on a parity as to dividends with the 9% Preferred Stock, all dividends declared on the 9% Preferred Stock and any other preferred stock ranking on a parity as to dividends with the 9% Preferred Stock will be declared pro rata, so that the amount of dividends declared per share on the 9% Preferred Stock and such other preferred stock will bear to each other the same ratio that accumulated dividends per share on the shares of 9% Preferred Stock and such other preferred stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the 9% Preferred Stock which may be in arrears.

         We are permitted to pay cash dividends on the 9% Preferred Stock, so long as we are not in default under our revolving credit and term loan facility and our borrowing availability exceeds $1,000,000 after payment of such dividend.


         The holders of our 9% Preferred Stock are entitled at any time to convert the shares of the 9% Preferred Stock into common stock at the conversion price of $13.65 per share subject to adjustment, except that, with respect to shares of the 9% Preferred Stock called for redemption or exchange, conversion rights will expire at the close of business on the redemption or exchange date, unless we default in:

                  -        the payment of the redemption price;

                  - the issuance of 9% Debentures in exchange for the 9% Preferred Stock; or

                  - the payment of the final dividend on the exchange date.


         The 9% Preferred Stock is exchangeable in whole, but not in part, at our sole option for 9% Convertible Subordinated Debentures due 2006 (the "9% Debentures") on any Dividend Payment Date at a rate of $25.00 principal amount of the 9% Debentures for each share of the 9% Preferred Stock. We may not exchange any shares of the 9% Preferred Stock unless full cumulative dividends have been paid or set aside for payment on the 9% Preferred Stock and on any preferred stock ranking as to dividends on a parity with the 9% Preferred Stock.

         On and after the date of exchange of 9% Preferred Stock for 9% Debentures, the 9% Preferred Stock will cease to accumulate dividends, will no longer be deemed to be outstanding and will represent only the right to receive the 9% Debentures and accrued and unpaid dividends, if any, to the Exchange Date.


         In the event of our voluntary or involuntary liquidation, dissolution or winding-up, the holders of shares of the 9% Preferred Stock will be entitled to receive, out of the assets available for distribution to stockholders, before any distribution or payment is made to holders of common stock or any other stock ranking junior upon liquidation to the 9% Preferred Stock, liquidating distributions in the amount of $25.00 per share plus all accumulated and unpaid dividends to the date of liquidation.

         The 9% Preferred Stock is redeemable in whole or in part, at our sole option, at the redemption price of $25.00 per share at any time on or after September 30, 1999, plus accumulated and unpaid dividends to the date fixed for redemption, provided, however, the shares of the 9% Preferred Stock are not redeemable on and after September 30, 1999 and prior to September 30, 2000 unless the closing price (as defined) of the common stock has equaled or exceeded 150% of the conversion price then in effect for at least 20 trading days within 30 consecutive trading days ending within five trading days before notice of redemption is mailed.

         Unless full cumulative dividends on all outstanding shares of 9% Preferred Stock and any other preferred stock ranking on a parity with the 9% Preferred Stock have been or contemporaneously are declared and paid for all past dividend periods, the 9% Preferred Stock may not be redeemed and we may not purchase or otherwise acquire any shares of the 9% Preferred Stock.


         Except as indicated below or as required by the Delaware General Corporation Law, the holders of 9% Preferred Stock will not be entitled to vote.

         If at any time dividends payable on our 9% Preferred Stock are in arrears and unpaid in an amount equal to or exceeding the amount of dividends payable thereon for six quarterly dividend periods, the holders of our 9% Preferred Stock, voting separately as a class with the holders of any other series of our preferred stock granted voting rights, will have the right to elect two (2) directors. These directors would be in addition to the number of directors constituting our Board of Directors immediately prior to the accrual of that right. So long as our Board of Directors is divided into classes, our directors so elected by the holders of shares of the 9% Preferred Stock and other such preferred stock series would be elected to the classes with the longest remaining terms. Such voting rights will continue for the 9% Preferred Stock until all dividends accumulated and payable on that stock have been paid in full, at which time such voting rights of the holders of the 9% Preferred Stock will terminate. Such voting rights would revest in the event of a subsequent similar arrearage. Upon any termination of such voting right the term of office of all the directors so elected by preferred stockholders voting separately as a class will terminate.

         The approval of the holders of at least a majority of the shares of the 9% Preferred Stock then outstanding will be required to amend, alter or repeal any of the provisions of the Charter or the Certificate of Designation or to authorize any reclassification of the 9% Preferred Stock, in either case so as to affect adversely the preferences, special rights or privileges or voting power of the 9% Preferred Stock, either directly or indirectly. A similar majority vote of the holders of the shares of the 9% Preferred Stock then outstanding is required (a) to authorize or create any class of stock senior to the 9% Preferred Stock as to dividends or distributions upon liquidation or (b) to create, issue or increase the authorized number of shares of any series of our authorized preferred stock ranking senior to the 9% Preferred Stock as to dividends or distributions upon liquidation.

         The 9% Preferred Stock has special rights that become effective upon the occurrence of certain types of significant transactions affecting corporate control or our ownership which are deemed a "Change in Control". The holders of the 9% Preferred Stock shall have the right effective for thirty days following the mailing date of a notice disclosing a Change in Control to require us to repurchase all or any part of their shares of 9% Preferred Stock on the date that is no later than 45 days after the date of such repurchase right notice, at a repurchase price equal to $25.00 per share, plus accrued and unpaid dividends to the repurchase date with respect to such shares. We may satisfy our repurchase obligations through the issuance of shares of our common stock valued at the Market Price of the common stock.

         A "Change in Control" means the occurrence of any of the following events:

                  - any person (including any entity or group deemed to be a "person" under Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) becomes the direct or indirect beneficial owner (as determined in accordance with Rule 13d-3 under the Exchange Act) of shares of our capital stock representing greater than 50% of the total voting power of all shares of our capital stock entitled to vote in the election of Directors under ordinary circumstances or to elect a majority of our Board of Directors;

                  - we sell, transfer or otherwise dispose of all or substantially all of our assets;

                  - when, during any period of 12 consecutive months after the date of original issuance of the Preferred Stock, individuals who at the beginning of any such 12-month period constituted our Board of Directors (together with any new directors whose election by such Board or whose nomination for election by our stockholders was approved by a vote of a majority of the directors still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of our Board of Directors then in office (excluding from such calculation any election of directors by holders of the 9% Preferred Stock); or

                  - the date of the consummation of our merger or consolidation with another corporation where our stockholders immediately prior to the merger or consolidation, would not beneficially own immediately after the merger or consolidation, shares entitling such stockholders to 50% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate class vote) to which all stockholders of the corporation issuing cash or securities in the merger or consolidation would be entitled in the election of directors, or where members of our Board of Directors immediately prior to the merger or consolidation, would not immediately after the merger or consolidation, constitute a majority of the board of directors of the corporation issuing cash or securities in the merger or consolidation.


         As used herein, "Market Price" of a share of the common stock will be the average of the Closing Prices of the common stock for the ten trading days ending on the last trading day preceding the date of the Change in Control.

REGISTRAR AND TRANSFER AGENT

             Chase Mellon Shareholder Services, L.L.C., is our Registrar and Transfer Agent for the 9% Preferred Stock as well as our common stock and Class B Stock. We act as Registrar and Transfer Agent for the 5% Preferred Stock.

                                  LEGAL MATTERS

             The validity of the Securities offered hereby will be passed upon for us by Weisman Celler Spett & Modlin, P.C., New York, New York. Howard S. Modlin, a member of Weisman Celler Spett & Modlin, P.C. is a Director and Secretary of GDC.

                             INDEPENDENT ACCOUNTANTS

             Our consolidated financial statements as of September 30, l999 and l998 and for each of the periods in the three year period ended September 30, l999 incorporated by reference in this prospectus have been audited by PricewaterhouseCoopers L.L.P., independent accountants, as stated in their report appearing therein.

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.






                                GENERAL DATACOMM
                                INDUSTRIES, INC.





                                    3,000,000
                             SHARES OF COMMON STOCK



                          -----------------------------

                                   PROSPECTUS
                         ------------------------------






                                      2000

FORM S-3, PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item l4.  Other Expenses of Issuance and Distribution

         The following table sets forth the expenses (other than underwriting discounts and commissions) which other than the SEC registration fee are estimates, payable by the registrant in connection with the sale and distribution of the shares registered hereby:

         SEC registration fee .................         $ 4,554
         Legal and accounting fees and expenses          40,000
         Miscellaneous ........................           5,446
                                                        -------
                        Total .................          50,000

------------

Item l5.  Indemnification of Directors and Officers

         Reference is made to Article Tenth of the registrant's Restated Certificate of Incorporation filed as Exhibit 3.l to the Registrant's Quarterly Report on Form l0-Q for the quarter ended June 30, l988, which is incorporated by reference for information concerning indemnification of directors and officers. Section l45 of the General Corporation Law of Delaware permits or requires indemnification of officers and directors in the event that certain statutory standards of conduct are met. However, reference is made to Item 9(d) with respect to indemnification for liabilities arising under the Securities Act.

         Under an insurance policy with The Chubb Group of Companies, the directors and certain officers of the undersigned registrant and its subsidiaries are indemnified against certain losses arising from certain claims which may be made against such persons, by reason of their being such directors or officers.

Item l6.  Exhibits

         3.l Restated Certificate of Incorporation of the Corporation (Incorporated by reference from Exhibit 3.1 to Form 10-Q for quarter ended June 30, 1999)

         3.2 Amended and Restated By-laws of the Corporation (Incorporated by reference from Exhibit 3.2 to Form l0-Q for quarter ended June 30,
         1999)

         5. Opinion of Weisman Celler Spett & Modlin, P.C.

         l0.l Share Purchase Agreement

         23. Consent

                     (a)  PricewaterhouseCoopers LLP
                     (b)  Weisman Celler Spett & Modlin, P.C. (contained in
                          Exhibit 5)

Item l7.  Undertakings

         (a) The undersigned registrant hereby undertakes:

                  (l) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section l0(a)(3) of the Securities Act of l933 (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement, provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section l3 or Section l5(d) of the Securities Exchange Act of l934 that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that for the purpose of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section l3 or l5(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section l5(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act will be governed by the final adjudication of such issue.

                                   SIGNATURES

             Pursuant to the requirements of the Securities Act of l933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 22nd day of September, 2000.

                                GENERAL DATACOMM INDUSTRIES, INC.
                                By: /s/ CHARLES P. JOHNSON
                                Charles P. Johnson, Chairman of the Board

             Pursuant to the requirements of the Securities Act of l933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                           Title                                    Date
----------                           -----                                    ----
/s/ CHARLES P. JOHNSON              Chairman of Board                        September 22, 2000
Charles P. Johnson                  and Chief Executive Officer


/s/ WILLIAM G. HENRY                Vice President, Finance                  September  22, 2000
William G. Henry                    and Chief Financial Officer

/s/ HOWARD S. MODLIN                Director                                 September 22, 2000
Howard S. Modlin

/s/ FREDERICK R. CRONIN             Director                                 September 22, 2000
Frederick R. Cronin

/s/ LEE M. PASCHALL                 Director                                 September 22, 2000
Lee M. Paschall

---------------------------         Director                                 September ___, 2000
John L. Segall